Exhibit 1.2
AMENDMENT NO. 1 TO THE MEDIUM-TERM NOTES, SERIES B
AMENDED AND RESTATED DISTRIBUTION AGREEMENT
     AMENDMENT NO. 1, dated as of April 6, 2009 (“Amendment No. 1”), between The Goldman Sachs Group, Inc., a Delaware corporation (the “Company”), and Goldman, Sachs & Co., to that certain Amended and Restated Distribution Agreement, dated October 10, 2008, relating to the Company’s Medium-Term Notes, Series B (the “Agreement”).
W I T N E S S E T H:
     WHEREAS, the parties hereto are parties to the Agreement;
     WHEREAS, the Company has filed a new prospectus and prospectus supplement relating to its Medium-Term Notes, Series B, with the Securities and Exchange Commission; and
     WHEREAS, the parties hereto desire to amend the Agreement as more fully set forth below;
     NOW, THEREFORE, in consideration of the mutual promises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     SECTION 1. DEFINITIONS.
     Unless otherwise defined herein, capitalized terms used herein shall have the respective meanings assigned thereto in the Agreement.
     SECTION 2. AMENDMENT OF THE AGREEMENT.
     On and after the Amendment Effective Date (as defined below), any reference in the Agreement or related documents to the “Base Prospectus” or the “prospectus supplement dated October 10, 2008 relating to the Securities” shall be deemed to refer to such other prospectus or prospectus supplement relating to the Securities that has superseded or replaced such documents, as notified to the Agents by the Company.
     SECTION 3. EFFECTIVENESS.
     This Amendment No. 1 shall become effective as of the date hereof (the “Amendment Effective Date”). Upon the effectiveness hereof, all references in the

Agreement to “this Agreement” or the like shall refer to the Agreement as further amended hereby.
     SECTION 4. COUNTERPARTS.
     This Amendment No. 1 may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which shall be deemed an original, and all of which shall together constitute one and the same instrument.
     SECTION 5. GOVERNING LAW.
     THIS AMENDMENT NO. 1 SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
     SECTION 6. ENTIRE AGREEMENT.
     This Amendment No. 1 and the Agreement as further amended hereby constitute the entire agreement and understanding between the parties hereto and supersede any and all prior agreements and understandings relating to the subject matter hereof. Except as further amended hereby, all of the terms of the Agreement shall remain in full force and effect and are hereby confirmed in all respects.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment No. 1 as of the Amendment Effective Date.

THE GOLDMAN SACHS GROUP, INC.
By:	/s/ Elizabeth E. Beshel
	Name:	Elizabeth E. Beshel
	Title:	Treasurer

GOLDMAN, SACHS & CO.
/s/ Goldman, Sachs & Co.
(Goldman, Sachs & Co.)